EXHIBIT 4


                             STOCKHOLDERS AGREEMENT
                             ----------------------


          STOCKHOLDERS AGREEMENT, dated as of August 13, 1996 (this "Agreement"), among MUNCHENER RUCKVERSICHERUNGS-GESELLSCHAFT AKTIENGESELLSCHAFT
 ---------
IN MUNCHEN, a German company ("Parent"), PUMA ACQUISITION CORP., a Delaware
                               ------
corporation and a wholly owned subsidiary of Parent ("Sub"), and the several
                                                      ---
stockholders of American Re Corporation, a Delaware corporation (the "Company"),
                                                                      -------
that are parties hereto (each, a "Stockholder" and, collectively, the
                                  -----------
"Stockholders").
 ------------

                                    RECITALS
                                    --------

          Parent and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have
     ----------------
the meanings set forth in the Merger Agreement as entered into on the date hereof) providing for the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger
 ------
Agreement.

          As of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of Company Common Stock set forth on the signature page hereof beneath such Stockholder's name (with respect to each Stockholder, such Stockholder's "Existing Shares" and, together with any shares of Company
                    ---------------
Common Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, such Stockholder's "Shares").
               ------

          As an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

          The Stockholders and Parent desire to set forth their agreement with respect to the voting of the Shares in connection with the Merger and the Stockholders desire to grant to Sub an option to acquire the Shares, in each case upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT
                                    ---------

          To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

          1.  Agreement to Vote.  Each Stockholder, severally and not jointly,
              -----------------
hereby agrees that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Section 8, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder shall vote (or cause to be voted) such Stockholder's Shares (i) in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and (ii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any material amendment of the Company's Certificate of Incorporation or By-laws; or (3) any other action involving the Company or its subsidiaries which has the effect of impeding, interfering with, delaying, postponing, or impairing (A) the ability of the Company to consummate the Merger or (B) the transactions contemplated by this Agreement and the Merger Agreement. Such Stockholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement to vote in any manner inconsistent herewith.

          2.  Option.  (a)  Each Stockholder, severally and not jointly, hereby
              ------
grants to Sub an irrevocable option to purchase such Stockholder's Shares, on the terms and subject to the conditions set forth herein (collectively, with respect to all the Stockholders' Shares, the "Option").
                                              ------

          (b) The Option may be exercised by Sub, as a whole and not in part, during the period commencing upon the occurrence of any of the following events and ending on the date which is the 30th calendar day following the first to occur of such events:

          (i) the Merger Agreement shall have been terminated by the Company pursuant to Section 7.1(c)(ii) thereof;

         (ii) the Merger Agreement shall have been terminated by the Company pursuant to Section 7.1(c)(iii) thereof; or

        (iii) the Merger Agreement shall have been terminated by Parent pursuant to Section 7.1(d) thereof.

          (c) If Sub wishes to exercise the Option, Sub shall send a written notice to each Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Closing Date") of the
                                                           ------------
closing (the "Closing") of the purchase.  The Closing Date shall occur on the
              -------
fifth business day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such notice is delivered and (ii) the satisfaction of the conditions set forth in Section 2(f).









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

          (d) At the Closing, each Stockholder shall deliver to Sub (or its designee) all of such Stockholder's Shares by delivery of a certificate or certificates evidencing such Shares in the denominations designated by Sub in its exercise notice delivered pursuant to Section 2(c), duly endorsed to Sub or accompanied by stock powers duly executed in favor of Sub, with all necessary stock transfer stamps affixed.

          (e) At the Closing, Sub shall pay, and Parent shall cause Sub to pay, to the Stockholders, by wire transfer in immediately available funds to the account of KKR Associates specified in writing no more than two days prior to the Closing, an amount equal to the product of the Merger Consideration and the number of Shares purchased pursuant to the exercise of the Option (the "Purchase
                                                                        --------
Price").
- -----

          (f) The Closing shall be subject to the satisfaction of each of the following conditions:

          (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Shares pursuant to the exercise of the Option;

         (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Option under the HSR Act shall have expired or been terminated; and

        (iii) all actions by or in respect of, and any filing with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Shares pursuant to the exercise of the Option (including insurance regulatory approvals from the Delaware Department of Insurance and from the New York Department of Insurance) shall have been obtained or made and shall be in full force and effect.

          3.  Representations and Warranties of Each Stockholder.  Each
              --------------------------------------------------
Stockholder hereby, severally and not jointly, represents and warrants to Parent and Sub as of the date hereof in respect of itself as follows:

          (a)  Organization.  Such Stockholder is a partnership duly organized,
               ------------
     validly existing and in good standing under the laws of the jurisdiction of its organization.

          (b)  Authorization; Validity of Agreement; Necessary Action.  Such
               ------------------------------------------------------
     Stockholder has full partnership power and authority to execute and deliver this Agreement, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution,







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
     delivery and performance by such Stockholder of this Agreement and the con-summation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other partnership action or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c)  Consents and Approvals; No Violations.  Except for filings,
               -------------------------------------
     permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, the Investment Advisers Act of 1940, as amended, any applicable state takeover laws and applicable state insurance laws and regulations, neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (i) conflict with or result in any breach of any provision of its partnership agreement or certificate of limited partnership, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of such Stockholder to consummate the transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which such Stockholder is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets, except in the case of clauses
     (iii) and (iv) for violations, breaches or defaults, or rights of termination, amendment, cancellation or acceleration, which would not materially impair the ability of such Stockholder to consummate the transactions contemplated hereby.












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

          (d)  Shares.  Such Stockholder's Existing Shares are, and its Shares
               ------
     on the Closing Date will be, owned beneficially and of record by such Stockholder. Such Stockholder's Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by such Stockholder. All of such Stockholder's Existing Shares are issued and outstanding and such Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Company Common Stock. Such Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1 and 2 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder's Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1 and 2 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of such Stockholder's Shares on the Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Stockholder has good and valid title to its Existing Shares and at all times during the term hereof and on the Closing Date will have good and valid title to its Shares, free and clear of all liens, claims, security interests or other charges or encumbrances, and, upon delivery thereof to Sub against delivery of the consideration therefor pursuant to this Agreement, good and valid title thereto, free and clear of all liens, claims, security interests or other charges or encumbrances (other than any arising as a result of actions taken or omitted by Sub), will pass to Sub.

          (e)  No Finder's Fees.  Except as disclosed in the Merger Agreement,
               ----------------
     no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

          4.  Representations and Warranties of Parent.  Parent and Sub hereby
              ----------------------------------------
represent and warrant to each Stockholder as of the date hereof as follows:

          (a)  Organization.  Each of Parent and Sub is a corporation duly
               ------------
     organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          (b)  Corporate Authorization; Validity of Agreement; Necessary Action.
               ----------------------------------------------------------------
     Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by its Management Board and its Supervisory Board and the execution, delivery and performance by Sub of this Agreement and the consummation by Sub of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors, and no other corporate action or proceedings on the part of Parent or Sub are necessary to authorize the execution and delivery by Parent or Sub of this Agreement, and the consummation by Parent or Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes valid and binding obligations of Parent and Sub, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c)  Consents and Approvals; No Violations.  Except for filings,
               -------------------------------------
     permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, any applicable state takeover laws and applicable state insurance laws and regulations, neither the execution, delivery or performance of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the transactions contemplated hereby nor compliance by Parent or Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Parent or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or Sub is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets.

          (d)  Financing.  Either Parent or Sub has, or will have prior to the
               ---------
     Closing, sufficient funds available to purchase the Shares upon exercise of the Option.

          5.  Further Agreements of Stockholders.  (a)  Each Stockholder,
              ----------------------------------
severally and not jointly, hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Existing Shares, or any Shares acquired after the date hereof, or any interest in any of the foregoing, except to Parent; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or any interest in any of the foregoing, except to Parent or Sub; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing such Stockholder's obligations under this Agreement.

          (b) Each Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

          (c) Each Stockholder agrees with, and covenants to, Parent that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and the Purchase Price shall be accordingly adjusted. Each Stockholder shall be entitled to receive any cash dividend paid by the Company during the term of this Agreement until the Shares are cancelled in the Merger or purchased hereunder.

          (d) Each Stockholder, severally and not jointly, shall not, nor shall it authorize or permit any partner, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, such Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person or entity, to seek to do any of the foregoing or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or is likely to lead to, any Acquisition Proposal. From and after the date hereof, each Stockholder and all partners, officers, directors, employees of, and all investment bankers, attorneys and other advisors and representatives of, such Stockholder shall cease doing any of the foregoing. Notwithstanding anything in this Agreement to the contrary, from and after the date hereof, each Stockholder, severally and jointly, shall promptly and within not more than 12 hours advise Parent orally and in writing of the receipt by it (or any of the other entities or person referred to above) of any Acquisition Proposal, or any inquiry which is likely to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. Each Stockholder will keep Parent fully informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any proposal with
                                 --------------------
respect to a merger, consolidation, share exchange or similar transaction involving the Company or any significant portion of the assets of the Company and its Subsidiaries, other than the transactions contemplated by the Merger Agreement and this Agreement.

          6.  Further Agreements of Parent.  (a)  Parent hereby agrees that, in
              ----------------------------
the event that Sub purchases the Stockholders' Shares pursuant to the Option, as promptly as practicable thereafter, Parent will propose to the Company a merger, on terms and subject to conditions substantially the same as those provided for in the Merger Agreement, between itself or one of its wholly owned Subsidiaries and the Company pursuant to which the stockholders of the Company (other the Company, any direct or indirect Subsidiary of the Company or Parent) will receive an amount of cash consideration per share of Company Common Stock equal to the Merger Consideration, and will take such actions as may be necessary or appropriate in order effectuate such merger at the earliest practicable time (such merger, the "Back-end Merger").
                   ---------------

          (b) If, after purchasing the Shares pursuant to the Option, Parent or any of its affiliates receives any cash or non-cash consideration in respect of the Shares in connection with a Third Party Business Combination (as defined below) during the period commencing on the date of the Closing and ending on the first anniversary thereof, Parent shall promptly pay over to the Stockholders (pro rata in accordance with the number of Shares acquired from each Stockholder pursuant to the Option), as an addition to the Purchase Price, (x) the excess, if any, of such consideration over the aggregate Purchase Price paid for the Shares by Parent or Sub hereunder less (y) the sum of (I) the











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
amount of taxes payable by Parent or Sub in connection with such Third Party Business Combination and (II) the amount of out-of-pocket expenses paid by Parent or Sub in connection with such Third Party Business Combination; provided
                                                                        --------
that, (i) if the consideration received by Parent or such affiliates shall be securities listed on a national securities exchange or traded on the NASDAQ National Market ("NASDAQ"), the per share value of such consideration shall be
                  ------
equal to the closing price per share listed on such national securities exchange or NASDAQ on the date such transaction is consummated and (ii) if the consideration received by Parent or such affiliates shall be in a form other than securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Parent and the Stockholders, or, if Parent and the Stockholders cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. The term "Third
                                                                         -----
Party Business Combination" of the Company means the occurrence of any of the
- --------------------------
following events: (A) the Company or any Subsidiary of the Company is acquired by merger or otherwise by any person or group, other than Parent or any affiliate thereof (a "Third Party"); (B) the Company or any Subsidiary of the
                      -----------
Company enters into an agreement with a Third Party which contemplates the acquisition of 20% or more of the total assets of the Company and its Subsidiaries, taken as a whole; (C) the Company or Parent enters into a merger or other agreement with a Third Party which contemplates the acquisition of more than 20% of the outstanding shares of the Company's capital stock; or (D) a Third Party acquires more than 20% of the total assets of the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, in no event shall any Stockholder be entitled to receive any payment pursuant to this
Section 6(b) if at any time prior to the consummation of such Third Party Business Combination, Parent shall, directly or indirectly, beneficially own 100% of the Company Common Stock.

          (c) Parent and Sub agree that, in connection with any exercise of the Option, Sub will purchase, pursuant to "tag along" rights of management stockholders of the Company who are parties to agreements with any Stockholder (or any affiliate of such Stockholder), all shares of Company Common Stock required to be purchased as a result of the sale by the Stockholders of all shares of Company Common Stock owned by them pursuant to such exercise of the Option. Any such purchase of shares of Company Common Stock from such management stockholders shall be for the same purchase price as the shares of Company Common Stock purchased pursuant to such exercise of the Option and shall be made notwithstanding any waiver or nonfulfillment by any such management stockholder or any Stockholder (or its affiliate) of any requirements for notice of sale or proper exercise of such "tag along" rights.

          7.  Further Assurances.  From time to time prior to the Closing, at
              ------------------
any other party's request and without further consideration, each party hereto shall execute and deliver such










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
additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          8.  Termination.  Except as set forth in Section 2 and except for
              -----------
Parent's obligations pursuant to Section 6, this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest of (a) the Effective Time, (b) termination of the Merger Agreement pursuant to Section 7.1 and (c) the election by any Stockholder at any time after February 28, 1997 to terminate this Agreement. Notwithstanding the foregoing, in the event the Option shall have been exercised in accordance with Section 2, but the Closing shall not have occurred, the provisions of Sections 1 and 3 shall survive until the Closing. Nothing in this Section 8 shall relieve any party of liability for breach of this Agreement.

          9.  Costs and Expenses.  All costs and expenses incurred in connection
              ------------------
with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

          10.  Amendment and Modification.  This Agreement may be amended,
               --------------------------
modified and supplemented in any and all respects only by written agreement of the parties hereto.

          11.  Several Obligations.  The representations, warranties, covenants,
               -------------------
agreements and conditions of this Agreement applicable to the Stockholders are several and not joint.

          12.  Notices.  All notices and other communications hereunder shall be
               -------
in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):






















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

          (i)  if to Parent, to:

               Munich Reinsurance Company
               Koniginstrasse 107
               D-80791 Munich
               Germany
               Attention:  Dr. Heiner Hasford
               Telephone No.:  011-49-89-3891-3542
               Telecopy No.:  011-49-89-3891-9030

               with a copy to:

               Shearman & Sterling
               199 Bishopsgate
               London EC2M 3TY
               England
               Attention:  W. Jeffrey Lawrence
               Telephone No.:  011-44-171-920-9080
               Telecopy No.:  011-44-171-920-9020


         (ii)  if to the Stockholders, to:

               c/o KKR Associates
               2800 Sand Hill Road
               Menlo Park, California  94025
               Attention:  Saul A. Fox
               Telephone No.:  (415) 233-6590
               Telecopy No.:  (415) 233-6594

               with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York 10017-3954
               Attention:  Gary I. Horowitz, Esq.
               Telephone No.:  (212) 455-2000
               Telecopy No.:  (212) 455-2502

         13.  Interpretation.  When a reference is made in this Agreement to
              --------------
Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 13, 1996.

               14.  Counterparts.  This Agreement may be executed in two or more
                    ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.


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

               15.  Entire Agreement; No Third Party Beneficiaries.  This
                    ----------------------------------------------
Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               16.  Severability.  If any term or other provision of this
                    ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

               17.  Specific Performance; Remedies Cumulative.  (a)  The parties
                    -----------------------------------------
hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

               (b)  Remedies Cumulative.  All rights, powers and remedies
                    -------------------
provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

               18.  Governing Law.  This Agreement shall be governed and
                    -------------
construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

               19.  Assignment.  Neither this Agreement nor any of the rights,
                    ----------
interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no
                                                      --------  -------
such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

               20.  Limited Liability of Partners.  Notwithstanding any other
                    -----------------------------
provision of this Agreement, neither the general partner nor the limited partners, nor any future general or limited partner of any Stockholder, shall have any personal liability for performance of any obligation of such Stockholder under this Agreement.

               21.  Consent to Jurisdiction; Waiver of Jury Trial.  (a)  Each of
                    ---------------------------------------------
the parties hereto:

                                                                 (i)  consents
         to submit itself to the personal jurisdiction of (A) the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (B) the Chancery or other Courts of the State of Delaware otherwise;

                                                                (ii)  agrees
         that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

                                                               (iii)  agrees
         that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts; and

                                                                (iv)  agrees
         that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 12 or at such other address of which a party shall have been notified pursuant thereto;

                                                                 (v)  agrees
         that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                                                                (vi)  agrees to
         appoint an agent for service of process in Delaware.

               (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

               IN WITNESS WHEREOF, Parent and each of the Stockholders have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

                                        MUNCHENER RUCKVERSICHERUNGS-
                                          GESELLSCHAFT AKTIENGESELLSCHAFT
                                          IN MUNCHEN


                                        By: /s/ Hans Rathnow
                                           -----------------------------
                                           Name: Hans Rathnow
                                           Title: Member of the Board
                                                  of Management

                                        By: /s/ Dr. jur. Heiner Hasford
                                           -----------------------------
                                           Name: Dr. jur. Heiner Hasford
                                           Title: Member of the Board
                                                  of Management


                                        PUMA ACQUISITION CORP.


                                        By: /s/ Hans Rathnow
                                           -----------------------------
                                           Name:  Hans Rathnow
                                           Title: Chairman of the Board,
                                                  President and Chief
                                                  Executive Officer


                                        By: /s/ Dr. jur. Heiner Hasford
                                           -----------------------------
                                           Name: Dr. jur. Heiner Hasford
                                           Title: Vice President and
                                                  Assistant Secretary

                                        AMERICAN RE ASSOCIATES, L.P.

                                        By: KKR ASSOCIATES, its general
                                              partner


                                          By: /s/ Saul Fox
                                             -------------------------
                                             Name: Saul Fox
                                             Title:  General Partner


                                        Number of Existing Shares:
                                          30,000,000

                                        KKR PARTNERS II, L.P.

                                        By: KKR ASSOCIATES, its general
                                              partner


                                          By: /s/ Perry Golkin
                                             -------------------------
                                             Name: Perry Golkin
                                             Title:  General Partner

                                        Number of Existing Shares:  236,000